                Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 30, 2008, by and between Tier Technologies, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Ronald L. Rossetti, Sr., (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer and to enter into an employment agreement embodying the terms of such employment and to provide incentives to the Executive to remain employed until the third anniversary of the Effective Date; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:

1.     Definitions.

(a)    “Base Salary” shall mean the Executive’s base salary as determined in accordance with Section 4 below, including any applicable increases.

(b)    “Board” shall mean the Board of Directors of the Company.

(c)    “Cause” shall mean a finding by the Company of:

(i)	a conviction of the Executive of, or a plea of guilty or nolo contendere by the Executive to, any felony;

(ii)	an intentional violation by the Executive of federal or state securities laws;

(iii)	willful misconduct or gross negligence by the Executive that has or is reasonably likely to have a material adverse effect on the Company;

(iv)	a failure of the Executive to perform his reasonably assigned duties for the Company that has or is reasonably likely to have a material adverse effect on the Company;

(v)	a material violation by the Executive of any material provision of (i) the Company’s Code of Ethics for Chief Executive, Chief Financial, and Chief

              Accounting Officers or its Business Code of Conduct (or successor policies on similar topics) or (ii) the “Covenants,” as defined in Section 13 below; or

(vi)	fraud, embezzlement, theft or dishonesty by the Executive against the Company,

provided that no finding of Cause shall be made pursuant to subsections (ii), (iii), (iv), (v) or (vi) hereof unless the Company has provided the Executive with written notice in accordance with Section 22 below stating with specificity the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within thirty (30) calendar days of receipt thereof.  The Board shall determine whether a violation is curable and/or cured in its reasonable discretion.

(d)    “Change in Control” shall occur upon:

(i)
any person, entity or affiliated group becoming the beneficial owner or owners of more than thirty-five percent (35%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than thirty-five percent (35%) of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii)
a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least sixty-five percent (65%) of the Voting Securities of the entity surviving such transaction or series of related transactions; or

(iii)	the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)      “Compensation Committee” shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

(g)    “Date of Termination” shall mean the earliest to occur of (i) the date of his death, (ii) the last day of the Term of Employment, or (iii) if the Executive’s employment is terminated pursuant to any section, the prospective date specified in the written notice provided in accordance with Section 22 below.

(h)     “Disability” shall mean, for purposes of this Agreement, the Executive’s inability to substantially perform his duties and responsibilities under this Agreement for a period of six (6) consecutive months due to a physical or mental disability, as the term “physical or mental disability” is defined in the Company’s long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

(i)    “Director Transition Period” shall mean the period specified in Section 3 below.

(j)      “Effective Date” shall mean April 30, 2008.

(k)    “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be made pursuant to subsections (ii) or (iii) hereof unless the Executive has provided the Company with written notice in accordance with Section 22 below within ninety (90) days after the occurrence of such event or action stating with specificity the facts and circumstances underlying the allegations of Good Reason and the Company has failed to cure such violation within thirty (30) calendar days of receipt thereof:

(i)	any reduction in the Executive’s Base Salary or a reduction in the maximum Bonus Opportunity below one hundred percent (100%) of Base Salary,

(ii)
a material change in the applicable performance goals used to determine the Executive's Bonus that makes it materially less likely for the goals to be achieved and which change (I) is not reasonable in light of the Company's business, (II) is designed to make it materially less likely to obtain the Bonus Opportunity, or (III) is applied solely to the Executive (except to the extent relating only to the functions of a Chief Executive Officer);

(iii)
any reduction in the Executive’s title, position or reporting status, unless the Executive is provided with a comparable title, position or reporting status, or any material diminution of the Executive’s duties, responsibilities, powers or authorities; or

(iv)	a material breach by the Company of any material provision of this Agreement.

(l)     “Term of CEO Employment” shall mean the Term of Employment other than any portion within the Director Transition Period.

(m)    “Term of Employment” shall mean the period specified in Section 2 below.

2.     Term of Employment.

The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement.

3.     Position, Duties and Responsibilities.

As of the Effective Date, the Executive shall be employed as the Chief Executive Officer of the Company or in such other reasonably comparable position as the Board may determine from time to time.  In this capacity, the Executive shall be assigned such duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to him.  The Executive shall serve the Company faithfully, conscientiously, and to the best of the Executive’s ability and shall promote the interests and reputation of the Company.  The Executive shall devote all of the Executive’s time, attention, knowledge, energy and skills during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees, or (b) with the approval of the Board, serve on corporate boards or committees.  The Executive shall report to the Board in carrying out his duties and responsibilities under this Agreement.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time.  The Executive shall also continue to serve as a member and Chairman of the Board of Directors.

Notwithstanding the foregoing, at any time (i) prior to April 30, 2010, with the mutual agreement of the Compensation Committee, or (ii) on or after April 30, 2010, in the Executive’s sole discretion, the Executive may relinquish his role as Chief Executive Officer of the Company and serve only as non-executive Chairman of the Board and Lead Director for the remainder of the Term of Employment (the “Director Transition Period”).  If the Executive relinquishes the Chief Executive Officer position in his sole discretion, he shall provide written notice to the Company in accordance with Section 22 below at least fifteen (15) calendar days prior to the date on which he shall relinquish such position.

4.     Base Salary.

As of the Effective Date, the Executive shall be paid an annualized Base Salary of Four Hundred Thousand Dollars ($400,000) for the one-year period commencing on the Effective Date, payable in accordance with the regular payroll practices of the Company.  The Base Salary shall be subject to increase but not decrease thereafter, as determined by the Board in its sole discretion.

During the Director Transition Period, the Base Salary shall replace any director fees to which the Executive might otherwise be entitled.  Except as specifically provided below or in the EVA Plan or as provided in equity compensation awards, this Base Salary shall be the Executive’s sole compensation during the Director Transition Period.

5.     Incentive Compensation Arrangements.

During the Term of CEO Employment, the Executive shall be entitled to participate in any Company incentive compensation plans, programs and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee in its sole discretion including, without limitation, the Executive Incentive Compensation Plan (the “Incentive Plan”).  In no event shall the maximum annual incentive opportunity (the “Bonus Opportunity”) for the Executive be less than one hundred percent (100%) of that fiscal year’s Base Salary, assuming satisfaction of applicable performance goals to be established by the Compensation Committee after consultation with the Executive.  The bonus paid with respect to the Bonus Opportunity (the “Bonus”) shall be paid no later than 75 days after the end of the fiscal year in which the Bonus is earned, and shall be pro-rated to take into account any bonus already provided for the period that includes the Effective Date.  (For the avoidance of doubt, the Company may choose to pay no Bonus if applicable performance goals are not met.)

6.     Equity Compensation Programs.

(a)     During the Term of CEO Employment, the Executive shall be entitled to participate in any equity-based plans, programs or arrangements applicable to senior-level executives as established and modified from time to time by the Board or the Compensation Committee in its sole discretion, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

(b)     Subject to approval by the Compensation Committee, the Executive shall also be entitled to receive the Enterprise Value Award (“EVA”) Plan set forth in Exhibit A attached hereto.

7.     Employee Benefit Programs.

During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.  The Executive acknowledges that any participation during the Director Transition Period will be limited to plans open to non-employee directors or former employees.

8.     Reimbursement of Business Expenses.

The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

During the Term of CEO Employment, the Company will provide the Executive with a corporate apartment located within a reasonable daily commuting distance from the Company’s corporate headquarters and reimburse the Executive for airfare for the Executive or his spouse between the city of Executive’s current residence and the Company’s corporate headquarters and out of pocket expenses (including but not limited to parking, taxicabs and meals) subject to the Company’s normal business travel policies.  From time to time the Executive may choose to fly directly to another city instead of to his city of residence.  The airfare and out of pocket expenses (but not his lodging or meals) for such travel shall also be reimbursed by the Company, subject to the limitation that the airfare for any such travel shall not be reimbursed to the extent that it exceeds 100% of the airfare to Executive’s city of residence.

If the Executive recognizes income for income tax purposes as a result of the Company’s payment of certain expenses pursuant to this Section 8 or Section 9(b) below, regardless of whether he recognizes such income before or after his employment terminates, the Company shall make a tax gross-up payment to the Executive based on the additional tax liability that he incurs by reason of his recognition of such income; provided that all taxable reimbursements and tax gross-up payments shall be made in accordance with the requirements of Section 409A of the Code, including the requirement that any taxable reimbursements be paid before the end of the year following the year in which the Executive incurs the expense and any tax gross-up payment be made before the end of the Executive’s taxable year following the year in which the Executive pays the applicable taxes.

9.     Perquisites.

(a)     During the Term of CEO Employment, the Executive shall be entitled to participate in the Company’s executive fringe benefit programs (if any) applicable to the Company’s senior-level executives in accordance with the terms and conditions of such programs as in effect from time to time, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

(b)     In addition, during the Term of CEO Employment, Executive shall receive the following perquisites:

(i)
Automobile:  At his election, Executive shall be (I) eligible to use a Company automobile for business or personal use or (II) provided with an allowance for the use, maintenance and operation of an automobile.

(ii)
Home Office Equipment:  Executive shall be provided with home office equipment (e.g., computer, fax machine, business line with long distance, and internet access), which must be returned to the Company or purchased at fair market value, at Executive’s option, at the termination of Executive’s employment (or, if later, the end of the Director Transition Period).  All files, discs, etc. containing proprietary information of the Company will be returned, by the Executive to the Company if the purchase option is exercised

(iii)	Cellular Telephone: Executive shall be provided with cellular telephone equipment and service for business use, which must be returned to the Company at the termination of Executive’s employment.

The specifics of the above arrangements shall be subject to approval by the Compensation Committee.

10.     Vacation.

During the Term of CEO Employment, the Executive shall be entitled to twenty-four (24) days of paid time off per calendar year, prorated for the calendar year in which the Executive’s employment terminates, to be taken at such times as may be approved by the Board or its designee.  Executive may carry over up to thirty (30) days of unused paid time off.

11.     Termination of Employment.

(a)     Termination of Employment by the Company for Disability or Termination of Employment by Death.  Upon a termination of the Executive’s employment by the Company for

Disability or a termination of the Executive’s employment by reason of the Executive’s death, the Executive or his estate and/or beneficiaries, as the case may be, shall be entitled to the following amounts, payable on the business day coinciding with or next following the thirtieth (30th) calendar day following such termination, subject to the provisions of Section 24 below, or such earlier date as payment is legally required:

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year Bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination;

(iii)
in the event of death, one (1) times the Base Salary in effect on the Date of Termination, plus a Bonus equal to the average annual Bonus paid to the Executive (or for the most recent year, accrued for the Executive) for the previous three years (or such shorter period during which the Executive was employed) (the “Average Historic Bonus”), provided, however, that the Company may instead and in substitution choose to obtain life insurance coverage for the benefit of the Executive in a face amount of not less than twice the Base Salary as of the Effective Date (in addition to any group term life insurance during the Term of CEO Employment) and the Executive will cooperate in obtaining such coverage;

(iv)
immediate vesting in full of all stock options (which shall be exercisable for a period of one year after the Date of Termination), restricted stock grants, and restricted stock units already issued under the EVA Plan (and an extension of the measurement period under the EVA Plan to nine months after the Date of Termination, with full vesting of awards that become earned because of the performance during that nine month period); and

(v)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

The Company must provide written notice to the Executive in accordance with Section 22 below upon a termination of the Executive’s employment for Disability.

(b)     Termination of Employment by the Company for Cause or by the Executive.  Upon a termination of the Executive’s employment by the Company for Cause or a termination of the Executive’s employment by the Executive (except as provided in Section 11(d) or (e)), the Executive shall be entitled to the following:

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year Bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination; and

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

The Executive must provide written notice to the Company in accordance with Section 22 below at least fifteen (15) calendar days prior to the actual Date of Termination upon a termination of the Executive’s employment.  A termination by the Company for Cause must be made as set forth herein.

(c)     Termination of Employment by the Company Without Cause.  Upon a termination of the Executive’s employment by the Company without Cause during the Term of Employment, the Executive shall be entitled to the following amounts, payable on the business day coinciding with or next following the thirtieth (30th) calendar day following such termination, subject to the provisions of Section 24 below and excluding the payments under clause (vii) below (which will be paid as premiums are due):

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year Bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination;

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company;

(iv)	if during the Term of CEO Employment, a prorated portion of the Average Historic Bonus (prorated for the number of months worked in the fiscal year in which the Date of Termination falls);

(v)	one (1) times the Base Salary in effect on the Date of Termination, plus a Bonus equal to the Average Historic Bonus;

(vi)	the equity treatment provided in Section 11(a)(iv) above;

(vii)
payment by the Company of the premiums for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the twelve (12) month period immediately following the Date of

              Termination, assuming such individuals elect and remain eligible for such coverage;

provided that the Executive must execute and not revoke a severance agreement and release of claims drafted by and reasonably satisfactory to the Company (the “Severance Agreement”) to be eligible for the payments in Sections 11(c)(iv) through (vii) herein, which will contain a full release of the Company (other than for exceptions specified therein), and will be in substantially the form attached hereto as Exhibit B (with such additional grounds for release of the Company as changes in law or circumstances may require).  The Executive will not be paid under Section 11(c)(v) if he has previously received or become entitled to payment under Section 12(b) or 12(c).  The Company must provide written notice to the Executive in accordance with Section 22 below upon a termination of the Executive’s employment without Cause.  An expiration of the Term of Employment shall be treated as provided in Section 11(e) and not as a termination without Cause.

    (d)     Resignation for Good Reason by the Executive.  The Executive may terminate his employment for Good Reason at any time during the Term of Employment in a manner consistent with the definition of Good Reason, in which event the Executive shall be entitled to the payments in and subject to the conditions and provisos of Section 11(c) and the provisions of Section 24 below.  The Executive will not be paid under Section 11(c)(v) if he has previously received or become entitled to payment under Section 12(b) or 12(c).  The Executive must provide written notice to the Company of a proposed resignation for Good Reason in accordance with Section 22 below and must actually resign under this provision no later than the six month anniversary of the date he specifies as that of the adverse event or action.

(e)     Expiration of this Agreement.  If not ended sooner as provided above in this section, the Executive’s employment will end with the end of the Term of Employment, and he shall be treated as resigning under Section 11(b) on such date.  When his employment ends at the end of the Term of Employment, he shall only be entitled to any previously accrued but unpaid benefits described in Sections 11(c)(i)-(iii) and to the immediate vesting of any restricted stock units already issued under the EVA Plan.  Notwithstanding the foregoing, in the event of a Change in Control in which the CIC Transition Period extends beyond the Term of Employment, the provisions of Section 12 shall supersede the provisions of this Section 11(e).

12.    Change in Control.

      (a)           If the Executive remains employed immediately prior to the consummation of the first Change in Control after the Effective Date (but during the Term of Employment), he will receive the equity treatment provided in Section 11(a)(iv) above immediately prior to the consummation of the Change in Control, subject to the consummation thereof.

      (b)           In addition, if he then (x) remains employed for the shorter of (i) one hundred eighty (180) days after such consummation (the “CIC Transition Period”) and (ii) the period required by the Board in connection with the Change in Control and (y) assists in the transition during such period of employment, the Executive shall be entitled to the following amount:  two (2) times the sum of (A) the Base Salary in effect on the Date of Termination (or, if higher, the Base Salary in effect sixty (60) days preceding the Change in Control) plus (B) a Bonus equal to the Average Historic Bonus.

     (c)           If the Company terminates the Executive’s employment without Cause during the CIC Transition Period (or, in connection with a Change in Control, within the sixty (60) days preceding the consummation of the Change in Control, and such Change in Control is consummated) or he resigns because the Company does not treat him during the period required in Section 12(b) as a senior executive or senior adviser, Section 12(d) will not apply and the Executive shall be treated as though he remained employed through the end of the period required under Section 12(b) and shall also receive the payments and benefits under Section 11(c) (other than Section 11(c)(v)).

  (d)           If the Executive remains employed to the end of the period under Section 12(b), Section 12(c) will not apply and any cessation of employment at or after such date and during the Term of Employment shall provide the payments and benefits under Section 11(a), (b), (c), or (d) as applicable and depending upon the circumstances of such later cessation, provided that he will not then receive any further equity treatment under Section 11(a)(iv) or any further cash severance under Section 11(a)(iii) or 11(c)(v) (either directly or through Section 11(d)).

  (e)           All payments and benefits under this Section 12 are conditioned on the Executive’s executing and not revoking a release of claims substantially in the form of the release contained within the Severance Agreement, with respect to any prior or then existing employment claims, provided that if he receives payment under Section 12(b) and not Section 12(c), he is not required to release a claim to future benefits under Sections 11(c) or (d).  Payment under this Section 12 (other than equity treatment) shall be made on the business day coinciding with or next following the thirtieth (30th) calendar day following the end of the CIC Transition Period, subject to the provisions of Section 24 below.

13.    Covenants.

In consideration for the benefits and agreements described above, Executive agrees to comply with the covenants set forth in the Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement attached as Exhibit C hereto, which is incorporated herein by reference (the “Covenants”).

14.     Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

15.    Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

The Company will pay or reimburse the Executive’s reasonable attorneys’ fees and expenses in connection with the drafting and negotiation of this Agreement.  In addition, the Company agrees that, if a dispute arises that concerns this Agreement, the Covenants, Section 27 below or the Separation Agreement and the Executive is the prevailing party in the dispute, he shall be entitled to recover all of his reasonable attorney’s fees and expenses incurred in connection with the dispute.  For this purpose, the Executive will be the “prevailing party” if he is successful on any significant substantive issue in the action and achieves either a judgment in his favor or some other affirmative recovery.

16.    Entire Agreement.

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto, including, without limitation, the Employment Agreement dated as of July 26, 2006 (the “2006 Agreement”), provided, that any obligation under the 2006 Agreement to provide benefits that have vested under the terms of the 2006 Agreement, the obligation in the second paragraph of Section 7 thereof, and to the extent set forth in the stock option agreement in Exhibit A thereto, the “Stock Option” (as defined therein), shall survive in accordance with the terms of the 2006 Agreement.

17.     Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either party of any breach by the other party of any condition or provision contained in this

Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

18.    Withholding.

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.    Severability.

In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20.    Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations.

21.    Governing Law; Jurisdiction; Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to the conflict of laws provisions thereof).  In case of any controversy or claim arising out of or related to this Agreement or relating to the Executive’s employment (including but not limited to claims relating to employment discrimination), except as expressly excluded herein, each party to this Agreement agrees to give the other party notice of non-compliance with this Agreement and ten (10) days to cure.  Should resolution of any controversy or claim not be reached following provision of notice and a reasonable opportunity to cure, then the dispute shall be settled by arbitration, under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (the “National Rules”).  A single arbitrator shall be selected in accordance with the National Rules, and the costs of such arbitration shall be paid by the Company, provided that the fees and expenses of the Executive’s attorneys shall only be paid by the Company to the extent expressly set forth in Section 15 above.  Any claim or controversy not submitted to arbitration in accordance with this Section 21 (other than as provided under the Covenants and Section 27 below) shall be waived, and thereafter no arbitrator, arbitration panel, tribunal, or court shall have the power to rule or make any award on any such claim or controversy.  In determining a claim or controversy under this Agreement and in making an award, the arbitrator must consider the terms and provisions of this Agreement, as well as all applicable federal, state, or local laws.  The award rendered in any arbitration proceeding held under this Section 21 shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 21.  The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

22.     Notices.

All notices shall be in writing, shall be sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received one (1) calendar day after mailing.

If to the Company:      10780 Parkridge Blvd.
4th Floor
Reston, Virginia 20191
Attention: General Counsel

If to the Executive: At his current or last known residential address

Any notice of termination must include a Date of Termination in accordance with the relevant provisions of this Agreement.

23.     Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.     Compliance with Code Section 409A.

If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 11 or 12 that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, the Company makes no representations or warranty and shall have no liability to the Executive or any other person, other than with respect to payments made by Tier in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

25.     Parachute Tax Provision.

The Board will direct the Company to make the payments under this Agreement and other arrangements without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Code Section 280G and without regard to whether such payments would subject the Executive to the tax under Code Section 4999.  The Executive shall be entitled to additional payments under Exhibit D hereto.

26.     Counterparts.

This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

27.      Additional Remedies.

In addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have, the Executive acknowledges that

(a)     The Covenants incorporated in Section 13 are essential to the continued good will and profitability of the Company;

(b)     Irreparable damage to the Company shall result in the event that the Covenants incorporated in Section 13 are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of these paragraphs of the Agreement;

(c)     If any dispute arises concerning the violation by the Executive of the Covenants incorporated in Section 13, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith; and

(d)     Such Covenants shall continue to apply after any expiration, termination, or cancellation of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TIER TECHNOLOGIES, INC

By:	/s/ Samuel Cabott III
Name: Samuel Cabot III
Title: Chairman of Compensation Committee

THE EXECUTIVE

/s/ Ronald L. Rossetti, Sr.

Ronald L. Rossetti, Sr.

EXHIBIT A

ENTERPRISE VALUE AWARD PLAN

Exhibit A
Enterprise Value Award Plan

1.           Eligibility

Executive is entitled to participate in the Enterprise Value Award (“EVA”) Plan (the “Plan”) consistent with his or her position of Chief Executive Officer or any other position as mutually agreed to between the Board and the Executive consistent with the terms and conditions of the Executive’s Employment Agreement, including service solely as Chairman of the Board if the Executive relinquishes his role of Chief Executive Officer in accordance with the terms of Section 3 of the Employment Agreement.

2.           Incentive Opportunity

Executive will be entitled to receive restricted share units (“RSUs”) payable in stock (or, as provided in Item 8 below, in cash) under the Plan subject to the following terms and conditions over the effective term of the Employment Agreement (and as extended pursuant to Item 2.5 below):

2.1.
The RSUs will be awarded as Tier’s share price achieves a “Share Price Performance Target” of $11, $13 and $15 per share. The RSUs will be paid in stock (or, as provided in Item 8 below, in cash) on the vesting date;

2.2
If the closing price of Company stock equals or exceeds a Share Price Performance Target for each trading day within any 60 consecutive calendar day period (a “Performance Period”), the Company will grant the applicable number of RSUs described in item 3 below as of the last day of the calendar quarter during which the Performance Period for which the target or targets were met ends, provided, that if more than one Share Price Performance Target is achieved in a Performance Period or in multiple Performance Periods ending during the same calendar quarter, the Executive shall be entitled to receive the awards for achieving all such targets on the last day of the applicable calendar quarter.  If the Company has a Change in Control during a calendar quarter and the value per share realized by the Company or its shareholders, as reasonably determined by the Board based on the transaction documents, equals or exceeds a Share Price Performance Target, that Change in Control value will determine the RSUs issued with respect to that quarter and, to the extent practicable, the Board shall issue the RSUs no later than immediately in advance of the effective time of the Change in Control, after taking into account the Change in Control), and any tranches that have not already been granted and that have lower targets will also be granted in connection with the Change in Control;

2.3	For the Executive to be eligible for an award under Item 2.2, Tier shares must be actively traded on NASDAQ or another established securities exchange throughout the Performance Period;

2.4	The measurement for the Performance Period will commence on the effective date of this Plan;

2.5
If the Executive’s employment ends for any reason other than Cause or resignation without Good Reason (as provided under Section 11(b) of the Employment Agreement), and RSUs remain ungranted under Item 3 below, the achievement of the Share Price Performance Target or a Change in Control for

            any ungranted RSUs may still occur during any Performance Period falling within the nine (9) months after employment ends, in which case the RSUs shall be immediately vested;

2.6	All awards are subject to three (3) year cliff vesting from the effective date of the completion of the applicable Performance Period for which they were earned, except as provided in Item 7 below.

3.           Share Price Targets

RSUs shall be awarded in the tranches below in accordance with the following Share Price Performance Targets:

Share Price Performance Target for 60 Consecutive Days or Change in Control	# of Units
$11	180,000
$13	185,000
$15	185,000

The number of RSUs that will be earned in any tranche that is not yet issued or the number of shares underlying any RSUs that have been issued, as the case may be, shall be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares or any other change in capitalization.  In no event shall the Executive be eligible for more than one tranche of the RSUs at any Share Price Performance Target as determined by the trading price or Change in Control value or combination of either.  (In other words, if the Share Price Performance Target were met at $13, he or she would receive RSUs equivalent to 185,000 shares plus RSUs equivalent to 180,000 (the $11 target) but only if the $11 target had not previously been paid.)  In addition, the maximum number of shares or cash equivalents that can be issued with respect to this Plan is 550,000 shares.

4.           Grant Date

RSUs will be granted under an appropriate grant agreement as of the date determined under Item 2.2 above.

5.           Dividend Entitlement

The Executive will be entitled to dividend equivalent rights with respect to any RSUs that have been granted, with payment to be made under a Section 409A compliant plan, subject to vesting as provided with respect to the RSUs.

6.	Withholding

All payments hereunder are subject to withholding for taxes and other required deductions in such manner as Tier determines appropriate.

7.	Acceleration of Vesting of RSUs Awarded

The three (3) year vesting period will be accelerated and all RSUs that have previously been awarded shall immediately and fully vest in the event of Executive’s termination of employment associated with death and Disability; termination without Cause or resignation for Good Reason (without regard to whether the termination or resignation is in connection with a Change in Control), on expiration of the Term of Employment or in the Event of a Change in Control while

Executive is employed by the Company, each as defined under the Executive’s Employment Agreement.

8.           Manner of Payment

The Company intends to pay the RSUs, to the maximum extent possible, in shares of Company stock under the Company’s Amended and Restated 2004 Stock Incentive Plan (or any successor plan), with any amount that cannot be paid thereunder to be paid in cash.

9.           Compliance with Section 409A

If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination the Executive has agreed, by participating in this Plan, that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  This Plan is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, the Company makes no representations or warranty and shall have no liability to the Executive or any other person, other than with respect to payments made by Tier in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

EXHIBIT B

SEVERANCE AGREEMENT

Exhibit B

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made by and between Tier Technologies, Inc., a Delaware corporation (the “Company”), and Ronald L. Rossetti, Sr. (the “Employee”) (collectively, the “Parties”), as of the Separation Date (as defined below).
WHEREAS, the Employee entered into an employment agreement dated as of April 30, 2008 (the “Employment Agreement”) and July 26, 2006 (together, the “Prior Agreements”);
WHEREAS, the Employee has been Chief Executive Officer;
WHEREAS, the Parties desire to set forth the terms of their joint agreements regarding the Employee’s separation from the Company and establish the terms of the Employee’s severance arrangement; and
WHEREAS, the Company advises the Employee to consult with an attorney of his own choosing prior to executing this Agreement;
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:
1.     Separation Date and Termination of Prior Agreements.  The Employee’s effective date of separation from the Company [was] [shall be] [date] (the “Separation Date”).  Provided that the Employee does not revoke this Agreement pursuant to Section 18 below, the Employee acknowledges that the Prior Agreements terminated effective as of the Separation Date, except as provided herein, and that the Company no longer has any obligations thereunder, including any obligations to provide benefits or perquisites to the Employee and/or his family pursuant to the

Prior Agreements.
2.     Consideration.  In return for the timely execution and non-revocation of this Agreement and provided that the Employee has complied with all conditions set forth in this Agreement, the Company agrees to provide the Employee with the following consideration (the “Consideration”):
   (a)     [Reflect payments from Employment Agreement or other compensatory agreement.]
   (b)     [Any other applicable consideration]
3.     Release.
(a)     In exchange for the Consideration, which the Employee acknowledges he would not otherwise be entitled to receive if he failed to execute this Agreement or if he revokes it, and except as otherwise provided in this Agreement, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that the Employee ever had or now has against any or all of the Released Parties, including, but not limited to, all claims arising out of his employment with and/or separation from the Company including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act,

29 U.S.C., § 621 et seq., the Virginia Human Rights Act, Va. Code § 2.2-3900 et seq., Va. Code Ann. § 51.5-40 et seq. (Virginia rights of persons with disabilities law) and Va. Code § 40.1-28.6 (Virginia equal pay law), all as amended, all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, any claims to have been or to be considered as a “whistleblower” or other protected person under Federal or state law, including Section 806 of the Corporate and Criminal Fraud Accountability Act; all common law claims including, but not limited to, actions in tort, defamation and breach of contract (including, without limitation, claims arising out of or related to the Prior Agreements), all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of the Employee’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.  The Employee understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was previously entitled.  It is understood that this release does not affect any rights the Employee has under this Agreement, any vested rights that Employee may have under any pension or retirement plans sponsored by the Company for its employees or under any previously issued equity compensation awards (or any potentially issuable awards for the post-employment period under Item 2.5 of the Enterprise Value Award Plan), or any rights the Employee and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Internal Revenue Code, ERISA, or applicable state law, nor does it prevent the

Employee from (a) filing, cooperating with, or participating in any proceeding before the EEOC or a state fair employment practices agency (except that the Employee acknowledges and understands that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); or (b) making claims for indemnification and/or advancement of fees pursuant to Section 6 hereof.
(b)     Known and Unknown Claims.  The Employee understands and agrees that the claims released in Section 3(a) above include not only claims presently known to him, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 3.  The Employee understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives and releases any claims or rights based on different or additional facts.
4.     Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement.  The Employee represents and agrees that, as a condition of the payment of the Consideration herein described, he has complied with and will continue to comply with the Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement he executed previously and any successor agreements thereto.
5.     Cooperation.  The Employee agrees to fully cooperate with the Company in the investigation, defense or prosecution of any government investigation, claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates or parents (and agents, directors, officers, employees, representatives and attorneys of such subsidiary, affiliate or parent) and all persons acting by, through, under or in concert with any of them.  Such cooperation shall include, but not be limited to, meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness.  In furtherance of the cooperation to be provided under this Section 5, the Employee agrees that he will provide accurate and complete information and testimony.  Moreover, unless otherwise prohibited by law, the Employee shall notify the General Counsel of the Company if the Employee is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation.  Such notice shall be in writing and sent by overnight mail within two (2) business days of the time the request for assistance, testimony, or information is received by the Employee.  If the Employee is not legally permitted to provide such notice, he agrees that he shall request that the person, entity, or agency seeking assistance or information provide notice consistent with this Section 5.  If and to the extent that the cooperation is required after the period for which the Employee is receiving payments, if any, under Section 11 of the Employment Agreement (i.e., after one year in connection with the payment of one year’s base salary and after two years in connection with a Change in Control payment (where “Change in Control” is defined in Section 1(d) of the Employment Agreement)), the Corporation shall pay the Employee reasonable per diem compensation for time spent by Employee for which he is not otherwise compensated by the Corporation or any third party while providing such cooperation.  The Board must approve the rate of compensation and estimated time involved and may not unreasonably withhold approval.  In addition, the Company shall reimburse the Employee for all expenses (including attorney’s fees) actually and reasonably incurred by the Employee in providing such cooperation under this Section 5.
6.     Indemnification.  The Company agrees that the Employee is not releasing any claims he may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when he was a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this Agreement is not a concession or guaranty that the Employee has any such rights to indemnification, (ii) that this Agreement does not create any additional rights to indemnification, and (iii) that the Company retains any defenses it may have to such indemnification or coverage.
7.     Resignation from Officer and Board Positions. The Employee agrees that he [will cease] [has ceased], effective as of the Separation Date, to be Chief Executive Officer, as well as to hold any and all other positions as an officer or director of any of the Company’s subsidiaries or affiliates.
8.     Business Expenses and Final Compensation.  The Company shall promptly reimburse the Employee for all business expenses incurred in conjunction with the performance of his employment duties and consistent with the Company policies.  The Company shall promptly pay, to the extent not already paid, the Employee’s salary through the Separation Date and any accrued, unused paid time off days that the Employee has as of the Separation Date.  Upon such payments, the Employee acknowledges and agrees that he will have received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation, including salary, bonuses, or severance payments or benefits pursuant to any plan, policy or practice, will be or are owed to him (other than payments specified herein).
9.     Return of Company Property.  The Employee confirms he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles, Company confidential and proprietary information and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment. The Employee further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
10.     Nondisparagement.  The Employee understands and agrees that as a condition for payment to him of the Consideration described herein, he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other entity or person regarding the Company or any of its officers, directors, agents, consultants, employees, customers or suppliers or about the Company’s business affairs or financial condition; provided, however, that this shall not apply to truthful communications the Employee is required by law to make to the Board or any governmental entity or in any litigation or arbitration.  The Company understands and agrees that (i) as a condition for the release provided under this Agreement, it will instruct its directors and officers not to make and (ii) that its directors and officers shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other entity or person regarding the Employee or any members of his family; provided, however, that this shall not apply to truthful communications the Company or its directors or officers are required by law to make to the Board or any governmental entity or in any litigation or arbitration or as part of any required public disclosures.
11.     [Confidentiality.  The Parties understand and agree that the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential and shall not be disclosed, provided that the Employee may make disclosure hereunder: (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Company; (ii) to the extent that such disclosure is necessary to enforce or implement the provisions of this Agreement; (iii) to his tax advisors, accountants, attorneys, representatives and members of his immediate family; and (iv) to the extent the Company has publicly disclosed a provision of this Agreement; and provided further that the Company may make disclosure hereunder: (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Employee; (ii) to the extent that such disclosure is necessary to enforce or implement the provisions of this Agreement; and (iii) to its tax advisors, accountants, and attorneys.  Notwithstanding the foregoing, the Employee acknowledges that the Company must promptly describe the materials terms of this Agreement on a Form 8-K and will satisfy its obligation of filing this Agreement by providing this Agreement as an exhibit to that Form 8-K.]
12.     Nature of Agreement.  The Parties understand and agree that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13.     Amendment.  This Agreement shall be binding upon the Parties and may not be modified in any manner except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the Parties hereto.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.
14.     Waiver of Rights.  No delay or omission by the Company or the Employee in exercising any rights under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company or the Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
15.     Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
16.     Governing Law; Jurisdiction; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to the conflict of laws provisions thereof).  The dispute resolution provisions of Section 22 of the Employment Agreement apply to this Agreement.
17.     Acknowledgments.  The Employee acknowledges that he has been given at least twenty-one (21) calendar days to consider this Agreement and that the Company advised the Employee in writing to consult with an attorney of his own choosing prior to executing it.  The Employee further acknowledges that any change made to this Agreement, whether material or immaterial, does not restart the running of the twenty-one (21) day period.  The Employee further understands that he may revoke this Agreement for a period of seven (7) calendar days after he executes it, and that it shall not be effective or enforceable until the expiration of this seven (7) day revocation period.
18. Voluntary Assent.  The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  The Employee states and represents that he has had an opportunity to discuss fully and review the terms of this Agreement with an attorney.  The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
19. Entire Agreement.  Except as provided in Sections 4, 6, or 16 herein or as specified below, this Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to severance and settlement and terminates and supersedes all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, but not limited to, the Prior Agreements.
20. Recital Paragraphs.  The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.
21. Counterparts.  This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have set their hand and seal to this Agreement as of the date set forth below.

Signatures on Page Following

TIER TECHNOLOGIES, INC.

By:
Name:
Title:

Dated:

Ronald L. Rossetti, Sr.

Dated:

EXHIBIT C

PROPRIETARY AND CONFIDENTIAL INFORMATION, DEVELOPMENTS, NONCOMPETITION AND NONSOLICITATION AGREEMENT

EXHIBIT C

PROPRIETARY AND CONFIDENTIAL INFORMATION, DEVELOPMENTS, NONCOMPETITION AND NONSOLICITATION AGREEMENT

This Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement (the “Agreement”) is made by and between Tier Technologies, Inc. (the “Company”) and Ronald L. Rossetti, Sr. (the “Employee”).
IN CONSIDERATION of the Employee’s employment and/or continued employment with the Company and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee agrees as follows:
1.   Condition of Employment.
The Employee acknowledges that the Employee’s employment and/or the continuance of that employment with the Company is contingent upon the Employee’s agreement to sign and adhere to the provisions of this Agreement.  Employee is receiving enhanced severance protection and additional benefits in connection with executing an employment agreement and this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to its business’s survival and success.  For purposes of Sections 2, 3 and 4, the “Company” shall include Tier Technologies, Inc. and any of its subsidiaries, corporate affiliates, and/or associated companies.
2.   Proprietary and Confidential Information.
    (a)     The Employee agrees that all information and know-how, whether or not in writing, of a private, secret, or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include systems, software and codes, whether existing, in the course of development, or being planned or proposed; customer and prospect lists; contacts at or knowledge of customers or prospective customers, customer accounts and other customer financial information; price lists and all other pricing, marketing and sales information relating to the Company or any customer or supplier of the Company; databases, modules, products, product improvements, product enhancements, processes, methods, and techniques; patent and patent applications; negotiation strategies and positions; operations, projects, developments, and plans; research data and techniques; financial data; and personnel data.  The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or at any time after the Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.  While employed by the Company, the Employee will use the Employee’s best efforts to prevent publication or disclosure of any confidential or Proprietary Information concerning the business, products, processes, or affairs of the Company.
(b)     The Employee agrees that all disks, files, documents, letters, memoranda, reports, records, data, drawings, notebooks, program listings, or any other written, photographic or other record containing Proprietary Information, whether created by the Employee or others, that come into the Employee’s custody or possession, shall be and are the exclusive property of the Company to be used only in the performance of the Employee’s duties for the Company.  Upon termination or cessation of the Employee’s employment with the Company for any reason or at the Company’s request, the Employee agrees to return to the Company any and all materials and copies thereof in the Employee’s custody, possession or control containing Proprietary Information.
(c)     The Employee acknowledges that the Employee’s obligations with regard to Proprietary Information set out in subsections 2(a) and 2(b) above extend to all information, know-how, records and tangible property of customers of the Company or suppliers to the Company or of any third party who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.
3.   Developments.
(a)     The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, that are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).
(b)     The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Employee’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.   However, this subsection 3(b) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this subsection 3(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.  The Employee hereby also waives all claims to moral rights in any Developments.
(c)     The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, but not limited to, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable to protect its rights and interests in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the Employee’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Employee’s agent and attorney-in-fact, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Development under the conditions described in this sentence.
4.   Noncompetition and Nonsolicitation.
(a)     While the Employee is employed by the Company and for a period of eighteen (18) months following the termination or cessation of such employment for any reason (the “Restricted Period”), the Employee will not directly or indirectly:
(1)	In the geographical area where the Company does business or has done business at the time of the termination or cessation of the Employee’s employment, engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including, but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any product or service competitive with any product or service developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company;

(2)
Either alone or in association with others, (i) solicit, recruit, or induce, or attempt to solicit, recruit, or induce, any employee of the Company to leave the employ of the Company, or (ii) recruit, solicit or hire as an employee or engage as an independent contractor, or attempt to recruit, solicit or hire as an employee or engage as an independent contractor, any person who was employed by the Company at any time during the period of the Employee’s employment with the Company, except for an individual whose employment with the Company ceased at least six (6) months earlier; or

(3)
Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that the Employee contacted, solicited or served while the Company employed the Employee.  The terms “client” and “customer” include any person, firm, corporation, governmental department or agency, or other entity or any parent, subsidiary, or affiliate thereof but excludes clients and customers who have had no business relationship with the Company within the twelve (12) months preceding the Employee’s proposed activity with respect to such client or customer.
     (b)     If any court of competent jurisdiction finds any restriction set forth in this Section 4 to be unenforceable because the restriction extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
(c)     The Employee agrees to provide a copy of this Agreement to all persons and entities with whom the Employee seeks to be hired or do business before accepting employment or engagement with any of them.
(d)     If the Employee violates the provisions of this Section 4, the Employee shall continue to be held by the restrictions set forth in this Section 4 until a period equal to the period of restriction has expired without any violation.
5.   Other Agreements.
The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that the Employee’s performance of all of the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to the Employee’s employment with the Company.  The Employee also represents that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
6.   United States Government Obligations.
The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.
7.   Not An Employment Contract.
The Employee acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue the Employee’s employment for any period of time.

8.   General Provisions.
(a)     No Conflict.  The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.
(b)     Acknowledgements and Equitable Remedies.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose.  The Employee agrees that any breach or threatened breach of this Agreement will cause the Company substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to seek specific performance and injunctive relief without posting a bond.  The Employee hereby waives the adequacy of a remedy at law as a defense to such relief.
(c)     Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Company and the Employee relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by an executive officer of the Company and the Employee.  The Employee agrees that any change or changes in the Employee’s employment duties or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.
(d)     Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(e)     Waiver.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(f)     Successor and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee.
(g)     Governing Law, Forum and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law provisions.  The dispute resolution provisions of Section 22 of the Employee’s employment agreement with the Company dated as of April 30, 2008 (the “Employment Agreement”) apply to this Agreement, except to the extent that either party seeks injunctive relief to enforce any provision of this Agreement, in which case that party may bring an action, suit, or other legal proceeding in a court of competent jurisdiction. Any such action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to such injunctive relief shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within the Commonwealth of Virginia), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(h)     Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

TIER TECHNOLOGIES, INC.
Date:	April 30, 2008	By:	/s/Samuel Cabott
Samuel Cabot, III
(print name and title)
RONALD L. ROSSETTI, SR.
Date:	April 30, 2008		/s/Ronald L. Rossetti, Sr.
(Signature)

EXHIBIT D
EXCISE TAX GROSS-UP

EXHIBIT D
EXCISE TAX GROSS-UP

1)
Gross-Up Payment - If any payment or benefit received or to be received by the Executive from the Company pursuant to the terms of the Agreement to which this Exhibit D is attached or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999 as determined in accordance with this Exhibit D, the Company shall pay the Executive, at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount that the Executive retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax upon the Gross-Up Payment (but not upon the Payments) and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.

2)	Calculations - For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax,

a)
The total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b))(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel selected by the Company and reasonably acceptable to the Executive (“Independent Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

b)
The amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of “excess parachute payments” within the meaning of section 280G(b)(l) of the Code (after applying clause (a), above); and

c)	The value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of section 280G(d)(3) and (4) of the Code.

3)
Tax Rates - For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

4)
Time of Gross-Up Payments - The Gross-Up Payments provided for in this Exhibit D shall be made upon the earlier of (a) the payment to the Executive of any Payment or (b) the imposition upon the Executive, or any payment by the Executive, of any Excise Tax; provided that all such Gross-Up Payments shall be made prior to the end of the Executive's taxable year next following the taxable year in which the taxes are remitted to the taxing authority.

5)
Adjustments to Gross-Up Payments - If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax is less than the amount previously taken into account hereunder, the Executive shall repay the Company, within 30 days of his receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by the Executive on the amount of such repayment, provided that if any such amount has been paid by the Executive as an Excise Tax or other tax, the Executive shall cooperate with the Company in seeking a refund of any tax overpayments, and the Executive shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to the Executive.

6)
Additional Gross-Up Payment - If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company's receipt of notice of such final determination or opinion.

7)
Change In Law or Interpretation - In the event of any change in or further interpretation of Section 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request a written opinion of Independent Counsel regarding the application of such change or further interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.

8)	Fees And Expenses - All fees and expenses of Independent Counsel incurred in connection with this Exhibit D shall be borne by the Company.

9)	Survival - The Company's obligation to make a Gross-Up Payment with respect to Payments made or accrued before the end of the Term of Employment shall survive the Term of Employment.

10)
Defined Terms - Except where clearly provided to the contrary, all capitalized terms used in this Exhibit D shall have the definitions given to those terms in the Agreement to which this Exhibit D is attached.